Exhibit 99.1

PRESS RELEASE

                                                                                                                             FEBRUARY 24, 2005

SAUER-DANFOSS INC. REPORTS FOURTH QUARTER 2004 RESULTS AND ANNOUNCES INCREASED QUARTERLY DIVIDEND

•                  Record Sales and Cash Flow

•                  Full Year Earnings Tripled Over 2003 Despite Restructuring and Other Costs

•                  Board Declares Cash Dividend of $0.12 per share, a 20% Increase

CHICAGO, Illinois, USA, February 24, 2005—Sauer-Danfoss Inc. (NYSE: SHS; FSE: SAR) today announced its financial results for the fourth quarter and year ended December 31, 2004, and an increased quarterly cash dividend.

FOURTH QUARTER REVIEW

Fourth Quarter Results Improve Over Prior Year, Impacted by Higher Compliance Costs

The Company reported a net loss for the fourth quarter of $7.2 million, or $0.15 per share, compared to a net loss for the fourth quarter 2003 of $8.0 million, or $0.17 per share.  In the fourth quarter 2004 the Company incurred significant Sarbanes-Oxley costs ($4.7 million), long-term incentive plan costs ($3.5 million), restructuring costs ($2.0 million), and costs related to the implementation of a new common business system platform ($1.6 million), totaling $11.8 million or $0.16 per share.  Fourth quarter 2003 results had been impacted by a pre-tax charge of $7.8 million, or $0.10 per share, relating primarily to plant closing and other restructuring costs.

“Our fourth quarter earnings were affected by higher costs not pertaining to normal operations,” said David Anderson, President and Chief Executive Officer.  “Excluding these costs, our results for the fourth quarter were at break-even.  Our strong results for the year caused us to accrue higher expenses related to the long-term incentive plan.  In addition, since this is a stock plan, the significant appreciation of our stock during the fourth quarter caused us to report higher expense for the incentive plan.  The Sarbanes-Oxley compliance costs exceeded our earlier estimates, driven by the need to document and test controls over multiple business platforms in eight countries.  These costs will come down significantly in 2005 as we move from the initial implementation

Executive Office: 250 Parkway Drive, Suite 270, Lincolnshire, IL 60069

phase to maintaining our controls and bring more entities on one common business system platform.  The first full-scale implementation of this new system in our German sales and manufacturing operations was very successful,” continued Anderson.

Sales Continue at Record Level

Net sales for the fourth quarter increased 29 percent to $339.3 million, compared to sales for the fourth quarter 2003 of $262.5 million.   Excluding the impact of currency translation rate changes, sales increased 23 percent over the prior year period.  Sales advanced 38 percent in the Americas and, excluding the impact of currency fluctuations, were up 15 percent in Europe, while level in Asia-Pacific.

All operating segments contributed to the sales increase year over year.  Excluding the impact of currency, Propel sales rose 34 percent, followed by Controls sales, which increased 18 percent, and sales of Work Function products, which were 12 percent higher than in the same quarter in 2003.

Anderson commented, “The strong U.S. market continues to be the main driver for our record sales.  But, we are also happy to see the European sales growth of 15 percent, partly driven by vehicle exports of our European customers into the U.S.  Asia-Pacific sales were again level with the prior year, as reductions in sales in China were offset by solid export-driven growth in Japan. “

Orders and Backlog Both Strong Compared to Prior Year

Orders received for the fourth quarter 2004 were $415.8 million, up 36 percent from the same period last year, and up 30 percent excluding the impact of currency exchange rate fluctuations.

Total backlog at the end of the year 2004 was $508.3 million, up 24 percent from the end of 2003.  Excluding currency impact, backlog rose 20 percent over last year.

Anderson continued, “The year over year increases in both orders and the size of our backlog are at a level higher than any recorded this past year.  We believe this reflects the confidence our customers have in their market outlook for this coming year, but is also a reflection of our products being successfully used in new applications.

TWELVE MONTH REVIEW

Full Year Sales Mark a Record Year

Net sales for the twelve months were $1.40 billion, an increase of 24 percent over sales of $1.13 billion for 2003.  On a comparable basis, excluding the impact of currency fluctuations, net sales rose 17 percent over last year.

Earnings Triple over Prior Year

Net income for full year 2004 was $33.2 million, or $0.70 per share, which comes close to tripling last year’s net income of $11.2 million, or $0.24 per share.  The following table summarizes the earnings per share impact of the restructuring and other special costs for full year 2004 and 2003:

	2004	2003
Restructuring Costs	$0.10	$0.12
Sarbanes-Oxley Compliance Costs	0.09	0.01
Field Recall Costs	—	0.08
Implementation Costs of Common Business System	0.05	0.03

Anderson commented, “We are very pleased with our strong earnings, almost three times those reported last year.  The effects of restructuring and business system implementation costs in 2004 were level with 2003, however costs related to Sarbanes-Oxley climbed to $0.09 per share in 2004.  Spreading our compliance efforts over three continents and eight countries with a multitude of different business systems added significant consulting and audit costs.  I am happy to report that we have substantially completed the restructuring of our European sales and distribution operations, which have eliminated inventories and the majority of warehousing and administrative activities in our local sales entities.  We will realize net savings from these investments in 2005, and we will proceed on our path towards a common business system.  We look forward to harvesting the resulting efficiencies beginning in 2006.”

Record Cash Flow From Operations

Full year 2004 cash flow from operations was a record $124.8 million, an increase of 31 percent compared to $95.6 million generated in the same period last year.  Capital expenditures for the twelve-month period were $79.3 million, which included $13.2 million invested in building the Company’s new business system platform. Capital expenditures were $60.0 million for the comparable period in 2003.  The Company’s debt to total capital ratio, or leverage ratio, was 42 percent at the end of the year, a further improvement from 45 percent at the end of 2003.

Board Declares Increased Quarterly Dividend

In its meeting this week the board of directors approved an increase of the Company’s quarterly cash dividend to $0.12 per share, an increase of 20 percent over the Company’s last dividend of $0.10 per share.  The dividend, for the quarter ended March 31, 2005, is payable on April 15, 2005, to stockholders of record as of April 1, 2005.

Anderson stated, “We are pleased that our performance improvement enables us to once again increase our quarterly dividend to our shareholders.  This increase is our second within a year’s time, and reflects the confidence we have in our future prospects.”

This will be the 28th consecutive quarterly dividend paid by the Company since its initial public offering in May of 1998.  The Company’s quarterly dividend had consistently been at $0.07 per share since the offering, but had been increased to $0.10 per share in September of 2004.

OUTLOOK

Markets will Remain Strong Providing Opportunity for Double-Digit Sales Growth and Significant Earnings Improvement

Anderson continued, “We expect that both the U.S. and European markets will continue to grow, but at a more moderate rate compared to the very high growth experienced in 2004.  We also expect our markets in Asia-Pacific to contribute to our growth again, following two quarters without any growth year over year.

Overall we expect our markets to grow by 4 to 5 percent in 2005 and we see ourselves in a very good position to double that number in our overall sales growth through new business and product applications.

“Even though implementation costs of our common business system will run at $0.14 to $0.16 per share in 2005, we expect the 2005 net result to show at least a 50 percent increase in earnings over 2004,” concluded Anderson.

2005 Expectations for the Full Year Are:

•                  Sales up 8 to 10 percent

•                  Earnings per share of $1.10 to $1.25

•                  Capital expenditures less than 6 percent of sales, in the range of our depreciation expense

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic and electronic systems and components, for use primarily in applications of mobile equipment. Sauer-Danfoss, with approximately 8,000 employees worldwide and revenue of more than $1.4 billion, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region.  The Company’s executive offices are located near Chicago in Lincolnshire, Illinois.  More details online at www.sauer-danfoss.com.

This press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact.  All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements.  Words such as “anticipates,” “in the opinion,” “believes,” “intends,” “expects,” “may,” “will,” “should,” “could,” “plans,” “forecasts,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions may be intended to identify forward-looking statements.

Actual future results may differ materially from those described in the forward-looking statements due to a variety of factors, including the fact that the U.S. economy generally, and the agriculture, construction, road building, turf care and specialty vehicle markets specifically, has improved during 2004.  It is difficult to determine if past experience is a good guide to the future.  While the economy in the U.S. has been improving, it remains unstable due to the uncertainty surrounding continued job creation, interest rates, and the U.S. government’s stance on the weaker dollar.  The economic situation in Europe has not necessarily followed the improvement that occurred in the U.S., and the economy in China has been slowed through government intervention.    Any downturn in the Company’s business segments could adversely affect the Company’s revenues and results of operations.  Other factors affecting forward-looking statements include, but are not limited to, the following: specific economic conditions in the agriculture, construction, road building, turf care and specialty vehicle markets and the impact of such conditions on the Company’s customers in such markets; the cyclical nature of some of the Company’s businesses; the ability of the Company to win new programs and maintain existing programs with its OEM customers; the highly competitive nature of the markets for the Company’s products as well as pricing pressures that may result from such competitive conditions; business relationships with significant customers and suppliers; the continued operation and viability of the Company’s significant customers; the Company’s execution of internal performance plans; difficulties or delays in manufacturing; cost-reduction and productivity efforts; competing technologies and difficulties entering new markets, both domestic and foreign; changes in the Company’s product mix; future levels of indebtedness and capital spending; claims, including, without limitation, warranty claims, field retrofit claims, product liability claims, charges or dispute resolutions; ability of suppliers to provide materials as needed and the Company’s ability to recover any price increases for materials and product pricing; the Company’s ability to attract and retain key technical and other personnel; labor relations; the failure of customers to make timely payment; any inadequacy of the Company’s intellectual property protection or the potential for third-party claims of infringement; global economic factors, including currency exchange rates; general economic conditions, including interest rates, the rate of inflation, and commercial and consumer confidence; energy prices; governmental laws and regulations affecting  operations, including tax obligations; changes in accounting standards; worldwide political stability; the effects of terrorist activities and resulting political or economic instability; natural catastrophes; U.S. military action overseas; and the effect of acquisitions, divestitures, restructurings, product withdrawals, and other unusual events.

The Company cautions the reader that these lists of cautionary statements and risk factors may not be exhaustive.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or changes to these forward-looking statements that may be made to reflect any future events or circumstances.

For further information please contact:

Sauer-Danfoss Inc. — Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President and	2800 East 13th Street	Fax:	(515) 239-6443
Chief Accounting Officer	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance - Europe	Krokamp 35	Fax:	+49-4321-871-121
	D-24539 Neumünster	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	13 Weeks Ended		Year Ended
(Dollars in thousands except per share data)	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Net sales	339,259	262,517	1,404,159	1,126,774
Cost of sales	264,850	211,086	1,058,075	874,410
Gross profit	74,409	51,431	346,084	252,364
Selling	25,249	22,377	88,575	80,681
Research and development	13,979	11,421	51,913	43,456
Administrative	34,306	23,402	113,686	81,305
Total operating expenses	73,534	57,200	254,174	205,442
Income (loss) from operations	875	(5,769)	91,910	46,922
Nonoperating income (expenses):
Interest expense, net	(4,358)	(4,846)	(17,415)	(17,400)
Minority interest and earnings of affiliates, net	(4,106)	(3,507)	(21,522)	(15,405)
Other, net	(3,947)	(1,775)	(4,052)	(3,358)
Income (loss) before income taxes	(11,536)	(15,897)	48,921	10,759
Income tax (expense) benefit	4,348	7,933	(15,735)	474
Net income (loss)	(7,188)	(7,964)	33,186	11,233
Net income (loss) per share:
Basic net income (loss) per common share	(0.15)	(0.17)	0.70	0.24
Diluted net income (loss) per common share	(0.15)	(0.17)	0.70	0.24
Weighted average shares outstanding
Basic	47,412	47,405	47,409	47,401
Diluted	47,412	47,405	47,510	47,516
Cash dividends per common share	0.10	0.07	0.31	0.28

BUSINESS SEGMENT INFORMATION

	13 Weeks Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
(Dollars in thousands)	2004	2003	2004	2003
Net sales
Propel	158,050	113,412	656,482	505,012
Work Function	98,211	82,541	412,046	345,536
Controls	82,998	66,564	335,631	276,226
Total	339,259	262,517	1,404,159	1,126,774
Segment Income (Loss)
Propel	14,914	8,468	91,316	50,101
Work Function	340	(6,197)	21,828	9,287
Controls	1,359	(774)	24,687	13,659
Global Services and Other Expenses, net	(19,685)	(9,041)	(49,973)	(29,483)
Total	(3,072)	(7,544)	87,858	43,564

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31,	December 31,
(Dollars in thousands)	2004	2003
Cash flows from operating activities:
Net income	33,186	11,233
Depreciation and amortization	82,363	80,377
Minority interest in income of consolidated companies and earnings in affiliates, net	21,522	15,405
Net change in receivables, inventories, and payables	(32,362)	(7,037)
Other, net	20,103	(4,420)
Net cash provided by operating activities	124,812	95,558
Cash flows from investing activities:
Purchases of property, plant and equipment	(79,257)	(59,991)
Payments for acquisitions and license rights, net of cash acquired	(5,656)	(7,202)
Proceeds from sales of property, plant and equipment	9,367	2,204
Net cash used in investing activities	(75,546)	(64,989)
Cash flows from financing activities:
Net repayments on notes payable and debt instruments	(23,913)	(62)
Payments for debt financing costs	—	(1,824)
Cash dividends	(14,706)	(13,280)
Distribution to minority interest partners	(14,711)	(13,667)
Net cash used in financing activities	(53,330)	(28,833)
Effect of exchange rate changes	251	953
Net increase (decrease) in cash and cash equivalents	(3,813)	2,689
Cash and cash equivalents at beginning of year	15,086	12,397
Cash and cash equivalents at end of year	11,273	15,086

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(Dollars in thousands, except employee data)	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	11,273	15,086
Accounts receivable, net	233,146	186,293
Inventories	241,562	198,870
Other current assets	40,131	32,965
Total current assets	526,112	433,214
Property, plant and equipment, net	478,543	452,913
Other assets	206,926	215,627
Total assets	1,211,581	1,101,754

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and bank overdrafts	23,609	35,666
Long-term debt due within one year	244,987	189,377
Accounts payable	130,071	93,793
Other accrued liabilities	99,320	81,962
Total current liabilities	497,987	400,798
Long-term debt	76,496	130,408
Long-term pension liability	57,148	41,937
Deferred income taxes	48,454	56,126
Other liabilities	47,494	42,918
Minority interest in net assets of consolidated companies	39,927	32,353
Stockholders’ equity	440,075	397,214
Total liabilities and stockholders’ equity	1,211,581	1,101,754

Number of employees at end of year	8,275	7,409